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SCHEDULE I

TO THE DISTRIBUTION AND SERVICE PLAN

FOR

CLASS C SHARES OF THE

VICTORY PORTFOLIOS

Dated February 26, 2002

This Plan shall be adopted with respect to Class C Shares of the following series of Victory Portfolios:
	Fund Name	Rate*		Fund Name	Rate*
1	Victory Diversified Stock Fund	1.00%**	18	Victory RS International Fund	1.00%**
2	Victory Floating Rate Fund	1.00%**	19	Victory RS Investors Fund	1.00%**
3	Victory Global Energy Transition Fund	1.00%**	20	Victory RS Large Cap Alpha Fund	1.00%**
4	Victory High Income Municipal Bond Fund	1.00%**	21	Victory RS Mid Cap Growth Fund	1.00%**
5	Victory High Yield Fund	1.00%**	22	Victory RS Science and Technology Fund	1.00%**
6	Victory INCORE Fund for Income	1.00%**	23	Victory RS Select Growth Fund	1.00%**
7	Victory INCORE Investment Quality Bond Fund	1.00%**	24	Victory RS Small Cap Equity Fund	1.00%**
8	Victory INCORE Low Duration Bond Fund	1.00%**	25	Victory RS Small Cap Growth Fund	1.00%**
9	Victory INCORE Total Return Bond Fund	1.00%**	26	Victory RS Value Fund	1.00%**
10	Victory Integrity Discovery Fund	1.00%**	27	Victory Sophus Emerging Markets Fund	1.00%**
11	Victory Integrity Small-Cap Value Fund	1.00%**	28	Victory Special Value Fund	1.00%**
12	Victory Integrity Mid-Cap Value Fund	1.00%**	29	Victory Strategic Allocation Fund	1.00%**
13	Victory Munder Mid-Cap Core Growth Fund	1.00%**	30	Victory Strategic Income Fund	1.00%**
14	Victory Munder Multi-Cap Fund	1.00%**	31	Victory Sycamore Established Value Fund	1.00%**
15	Victory NewBridge Large Cap Growth Fund	1.00%**	32	Victory Tax-Exempt Fund	1.00%**
16	Victory RS Global Fund	1.00%**	33	Victory Trivalent International Fund-Core Equity	1.00%**
17	Victory RS Growth Fund	1.00%**	34	Victory Trivalent International Small-Cap Fund	1.00%**

*Expressed as a percentage per annum of the average daily net assets of each Fund attributed to its Class C Shares.

**Of this amount, no more than the maximum amount permitted by NASD Conduct Rules will be used to finance activities primarily intended to result in the sale of Class C shares.

As of November 30, 2021

VICTORY PORTFOLIOS

By:

Name: Christopher K. Dyer

Title: President

VICTORY CAPITAL SERVICES, INC.

By:

Name: Christopher K. Dyer

Title: Chief Operating Officer